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                             [NOVADIGM LETTERHEAD]

                                                                   Exhibit 10.21

                                        April 16, 2001

Mr. Gerald Labie
2714 Coffee Pot Boulevard N.E.
St. Petersburg, FL 33704

Dear Gerald,

I am pleased to confirm our offer to you for a position with Novadigm, Inc. (the "Company") as President and Chief Operating Officer reporting to Albion Fitzgerald commencing on April 9, 2001. Your work location will be our corporate offices in Mahwah, New Jersey.

In this position, you will be paid a semi-monthly salary equating to an annualized amount of $275,000. You will be entitled to participate in an Executive Incentive Plan with an on target incentive potential of $137,500 per annum. The incentive earned will be determined by the company's financial performance against the approved budget. The Executive Incentive Plan allows for incremental incentive payments for over achievement of the financial targets.

As a Company employee, you are eligible for benefits that the Company makes generally available to its employees such as medical, dental, vision, long-term disability, life insurance, the Company's 401(K) plan and Employee Stock Purchase Plan. Your vacation benefit will be four weeks.

In addition, you will be eligible to participate in the Company's Employee Stock Option Plan. Under this plan, the Company will offer you, with the approval of the Board of Directors, on your commencement date, stock options for the purchase of 400,000 shares. Twenty-five percent of the options vest on the first anniversary of your commencement, thereafter 1/48 of the options will vest monthly. The exercise price of the option is determined by the commencement date of your employment.

You are also eligible for an additional Stock Option for 100,000 shares, 50,000 of these shares will be granted for successfully achieving revenue targets as defined in your Executive Compensation Plan for FY 2002. The balance of 50,000 shares will be granted for successful completion of FY 2002 MBO's set by Albion and the Board of Directors.

Subject to formal approval by the Company's Board of Directors on or before the Proxy Statement issue date, you will be a nominee for director in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders to be held September 14, 2001 and, if elected by the stockholders, you will serve until the 2002 Annual Meeting or until your successor has been elected and qualified. Your term as a director does not guaranty employment with the Company for any period of time, nor is there any additional compensation for serving as a Board member.

Novadigm will reimburse the normal and reasonable costs associated with your relocation to the Mahwah, NJ area. Costs that would be covered include, expenses related to disposing of your old residence (e.g. realtors fees, required inspections etc), movement of your household goods to your new residence, and closing costs on your new residence etc.
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Gerald Labie
April 16, 2001
Page 2 of 4

As an Executive with Novadigm you will also be eligible for coverage under the Executive Severance Policy, which provides income protection under certain circumstances. Your severance pay benefit will be 26 weeks. A copy of the policy is attached.

In addition to this offer letter, I have enclosed a copy of this letter, an employment application form and our standard Employment, Confidential Information and Invention Assignment Agreement ("Agreement").

You should be aware that some or all of the benefits plans mentioned above may have required waiting periods before enrollment. In addition you should be aware that your employment with the company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. This letter, the application form and the enclosed Agreement constitute the entire agreement between you and the Company regarding your employment, and may be modified only in writing. Terms of this offer are considered confidential information to the Company and trust that you will treat it as such between you and the Company.

In accepting this offer, you are representing to us that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (ii) you do not know of any conflict which would restrict your employment with the Company, and (iii) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers.

Gerald, we are very excited about having you as part of Novadigm and everyone is eager to get you aboard and move forward with your added participation.

                                        Sincerely,

                                        /s/ Albion Fitzgerald
                                        -------------------
                                        /s/ illegible
                                        -------------------
                                        Albion Fitzgerald
                                        Chairman and CEO

Terms Agreed:

/s/ Gerald Labie
--------------------
Gerald Labie


--------------------
Date

Enclosures
cc: Robert Rafferty


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Gerald Labie
April 16, 2001
Page 3 of 4

407a SEVERANCE POLICY FOR EXECUTIVES
Effective Date: 10/01/2000

Novadigm (the "Company") provides severance pay to executive employees whose employment is terminated as described below. This policy is designed to provide limited income protection while the executive seeks other employment. An Executive employee ("Executive") shall be determined by the Company in its sole discretion and the employee shall be informed of such designation in writing.

Severance pay shall be paid to an Executive in the event of a permanent separation of employment, that is initiated by the Company without Cause. "Cause" is (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) committing a felony or an act of fraud against the Company or its affiliates, (iii) acts by the Executive which constitute gross misconduct, are injurious to the Company, and which are demonstrably willful and deliberate on the Executive's part after there has been delivered to the Executive a written demand of cessation of such acts from the Company which describes the basis for the Company's belief that the Executive engaged or committed such acts, and (iv) failure to meet minimum performance goals for the Executive's position as determined by management.

The severance pay benefit ("Severance Pay") shall be computed as follows:

1 weeks' pay per 3 months of service to a maximum of 26 weeks' pay, where pay is the Executive's base salary.

The Severance Pay will be paid as a lump sum to the Executive upon:

     (1) signing the Company's general release form,

     (2) repaying any outstanding debts to the Company (if any), and

     (3) returning Company assigned equipment

The separated Executive shall be continued to paid and receive regular benefits up through the date of termination.

In the event, the Company terminates the Executive's employment as a result of Involuntary or Constructive Termination other than for Cause, at any time during the period beginning thirty (30) days before and ending twelve (12) months after a Change of Control, then the Executive shall be entitled to receive (1) Severance Pay in an amount as determined above and (2) in addition to any portion of the Executive's stock options that were exercisable immediately prior to such termination, such options shall accelerate and become exercisable in full. The Severance Pay shall be paid in a lump sum within thirty (30) days of the Executive's termination.

"Change of Control" means the occurrence of either (i) a corporation, partnership, or person becoming the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power of the Company's outstanding voting securities; or (ii) a merger or consolidation of the Company with any other corporation, where at least fifty percent (50%) of the total voting power represented by the voting securities of the Company is exchange with or for a surviving entity.


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Gerald Labie
April 16, 2001
Page 4 of 4


"Involuntary or Constructive Termination" means (i) without the Executive's express written consent, the assignment to the Executive of any duties or the significant reduction of the Executive's duties, either of which is inconsistent with the Executive's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities; (ii) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to the Executive immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; (v) without the Executive's express written consent, any relocation of the Executive's job or office more than 40 miles from the Executive's then current job or office;
(vi) any purported termination of the Executive by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this policy by any successor.

Nothing in this policy provides any benefits, severance or otherwise for Executives who voluntarily resign from the Company, or are involuntarily terminated for Cause.

The Company reserves the right to review, change or discontinue this severance policy.